SENTO CORPORATION NAMES KIM A. COOPER INTERIM CEO

SALT LAKE CITY, Utah, January 29, 2007 – Sento Corporation (Nasdaq: SNTO), a right-channeling solutions leader, today announced that Kim A. Cooper, a member of the Sento Board of Directors, has been named to the post of interim Chief Executive Officer of the Company. This follows notification to the Board by Patrick O’Neal of his intention to resign as President and Chief Executive Officer and as a Director of the Company. Mr. O’Neal, 60, will continue with the Company for a transition period.

Mr. Cooper, 48, was appointed to the Sento Board in 1999. He is President and Chief Executive Officer of Exceed, LLC, a consulting firm that provides business and legal consulting services to public and private companies, as well as of Exceed III, LLC a developer and marketer of enterprise automation software. From 2003 to 2006, he was Chairman of the Board of TechTeam Global, Inc., a multinational enterprise service provider. Mr. Cooper has founded and served as Chief Executive Officer of several companies and has held a variety of executive positions over the course of his career. Mr. Cooper also currently serves as a Director of Lucion Technologies, Inc. He is a practicing corporate attorney and graduated with honors from Brigham Young University Law School.

C. Lloyd Mahaffey, Chairman of the Board of Sento Corporation, commented: “I am grateful to Kim Cooper for assuming the interim CEO post and to the rest of the Board who will contribute their expertise during this transition period. Sento is fortunate that Kim has relevant and extensive knowledge and experience in Sento’s industry to guide the Company in the short-term while we assemble the executive team to take the Company forward. We have and will continue to fortify our expertise in critical areas including finance and customer service.”

Mr. Mahaffey continued: “On behalf of the full Board, I would like to acknowledge Pat O’Neal for his dedication to Sento and his accomplishments over the past five years, during which time our annual revenues have grown from $15 million to more than $50 million. Under his leadership, Sento defined its distinct market position and strengths and executed strategic programs to capitalize on them. With that foundation and a plan in place to resolve our recent challenges, we are now on a firm footing and fully focused on realizing our future opportunities. The Board along with Kim Cooper and the Sento management team will continue to aggressively execute its strategy to achieve profitability and growth for Sento. We plan to update shareholders on our specific progress over the coming weeks and months.”

Patrick O’Neal commented: “I have had to postpone this decision for a time to confront the series of challenges facing the Company. With the recent infusion of capital, and an updated plan for improvement in place, it is now time for me to step back, spend time with my family and pursue new opportunities. I am leaving the Company in the hands of a talented Board and operating team who can now execute its go-forward plan.”

Additionally, Sento reported that Donald Livingstone, 64, has notified the Board that he has been called by his church leaders to perform missionary service in Africa and therefore will not seek re-election to the Board of Directors at its next Annual Meeting. Mr. Livingstone has served on the Sento Board since November 2004, will continue to serve as audit chair and director through the end of March, and will play a key role in identifying Sento’s new audit chairman.

Mr. Mahaffey stated: “We would like to recognize Don Livingstone for his substantial contribution to the Board and wish him well when he embarks on his exciting new endeavor.”

The Company noted that it plans to fill the Board seats that will be left vacant by Messrs. O’Neal and Livingstone.

SENTO PROFILE

Sento Corporation (www.sento.com) specializes in Right Channeling(SM), a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through our proprietary Customer Choice Platform(SM), we offer comprehensive professional services and customer interaction tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer contact solutions in 19 languages to industry-leading clients worldwide including McAfee, LensCrafters, Philips, Thomson, and Overstock.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento’s beliefs, expectations, goals, hopes or intentions regarding future events. Words such as “expects,” “intends,” “estimates,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation, and specifically disclaims any obligation, to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company’s recent losses, the Company’s stock price has historically been volatile; variations in market and economic conditions; the Company’s dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company’s clients resulting in lower revenues for the Company; the Company’s ability to complete negotiations and execute client agreements; failure to maintain the listing of its common stock on NASDAQ Capital Market; risk of equipment failure and/or emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company’s current expectations, are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB.

Contact:

Kim Cooper, CEO, Sento at (801) 431-9200.

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